Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Stock Option and Incentive Plan, 2019 Stock Option and Equity Incentive Plan, and 2019 Employee Stock Purchase Plan of SpringWorks Therapeutics, Inc. (formerly SpringWorks Therapeutics, LLC) of our report dated June 7, 2019, except for the section entitled “Reverse Stock Split” in Note 16, as to which the date is September 3, 2019, with respect to the consolidated financial statements of SpringWorks Therapeutics, Inc. (formerly SpringWorks Therapeutics, LLC) included in its Amendment No.2 to the Registration Statement (Form S-1 No 333-233351) and related Prospectus of SpringWorks Therapeutics Inc. (formerly SpringWorks Therapeutics, LLC) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

October 29, 2019